                                                                    EXHIBIT 10.1

   CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BASED UPON A REQUEST FOR CONFIDENTIAL TREATMENT; SUCH PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SEC

                            EQUIPMENT SALE AGREEMENT

         This Equipment Sale Agreement, effective October 29, 1998, is entered into by and between AGI Distribution , Inc., dba Acres Gaming, having a place of business at 815 N.W. 9th Street, Corvallis, OR 97330 ("Acres") and Mandalay Corp., dba Mandalay Bay Resort & Casino, having a place of business at 3950 Las Vegas Boulevard South, Las Vegas, Nevada 89193-6778 ("Customer").

0.  BACKGROUND

         Customer desires to engage Acres to provide a turn-key state of the art networked gaming, bonusing, and slot accounting system (the "System") at the Mandalay Bay Resort & Casino, located at 3950 Las Vegas Boulevard South, Las Vegas, Nevada (the "Casino Location") and to provide such professional services as may be appropriate ancillary thereto. Acres agrees to provide Customer with such a System at the Casino Location and to perform such ancillary professional services exercising the utmost skill, care and diligence. Accordingly, the parties agree as follows:

1.  DEFINITIONS

-        "Final Acceptance Test" has the meaning as set forth in Section 6(b).

-        "Functional Requirements" has the meaning as set forth in Section 2(c).

- "Game Hardware Kits" means the components necessary to integrate Games into the System, namely, a player tracking card reader, a bonus button, a fluro flasher, a keypad, a VFD display, a location identifier, harness cabling, internal game electronics, and a sufficient number of bank controllers for operation of the System.

- "Games" means the gaming machines, including, but not limited to, slot machines and video poker machines, delivered to Customer for use at the Casino Location.

-        "Initial Acceptance Test" has the meaning as set forth in Section 6(b).

-        "NVGCB" means the Nevada Gaming Control Board.

- "Opening Day" means the date upon which the Casino Location is opened to the public for gaming and other commercial activities.

2. ACRES SUPPLIED PRODUCTS

         (a) Hardware

               Quantity           Equipment Description
               --------           ---------------------
                2,400             Game Hardware Kits
                1,200             Audio Speaker/Amplifier Units
                  120             Fantasy(TM) Plasma Displays
                    1             Translator
                    1             Concentrator
                    6             Bonus Servers
                    1             Configuration Workstation
                    1             Database Server

         (b) Software

                                                                    License Fee
               Quantity      Software Module                        Per Module
               --------      ---------------                        -----------
               2,400         Bonus Foundation Software
                             -  PointPlay(TM)
                             -  ReturnPlay(TM)
                             -  XtraCredit(TM)
                             -  Personal Progressive(R)
                             -  Appreciation Time(TM)                    *

               2,400         Progressive/Lucky Coin(TM)                  *
               2,400         Time-Based Bonus                            *
                   1         Accounting Database & Reports               *
                   1         Security & Exception Messaging              *
                   1         Mapping & Analysis                          *
                   1         Player Tracking Interface                   *

* CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC

         (c) Functional Requirements. The parties have developed and agreed upon a functional requirements specification, which is attached hereto as Exhibit D, which defines functional and operational performance criteria for the System, namely: (i) System structure and configuration to assure real time processing;
(ii) data storage schemes; (iii) System parameters; (iv) accounting processes;
(v) analysis functions and reports; (vi) slot floor configuration management;
(vii) bonusing configuration and operation; (viii) player tracking interfaces and operation; (ix) System interfaces; and (x) System related slot floor operations.

         (d) Customer Hardware. Customer shall provide, install, and commission:
(i) an Ethernet datapoint connection for each bank controller, bonus server, and configuration workstation location; (ii) all computers and terminals, except those listed in (a) above, necessary for System operation; (iii) category 5 network cables from each bank of Games to each location of the corresponding bank controller, including furnishing hubs and terminations for all such cables;
(iv) report printer, slip printers, fill/jackpot terminals and card readers, and radio paging system. All Customer hardware shall be as specified in Exhibit E or as otherwise agreed to by Acres. Except as set forth herein, Customer shall have no other obligation to provide any component of the System.

3. PRICE, PAYMENT TERMS AND PROMOTIONAL ALLOWANCE

         (a) Payment Schedule. Customer shall pay Acres a total sum of Ten Million Two-Hundred Forty-Seven Thousand Dollars ($10,247,000.00) plus applicable taxes, according to the following schedule:

-        $3,415,666.00 payable incrementally after successful completion of the
         a) Initial Acceptance Test testing criteria for each section of the Casino Location, b) escrow of the source code software and c) proof of transfer of title for hardware to Customer.

- $3,415,666.00 plus applicable taxes paid to Acres upon the earlier of Opening Day or May 1, 1999; however, such payment will not be made until satisfactory completion of the System and all other conditions to receiving the first payment have been satisfied. In the event, upon the earlier of Opening Day or May 1, 1999, that a) at least 95% of the Games have passed the Initial Acceptance Test and, b) the other Games have passed the Initial Acceptance Test with the exception of the "Bonus Configuration and Operation" test, the payment of $3,415.666.00 plus applicable taxes due under this paragraph will be paid to Acres.

- $2,415,668.00 plus applicable taxes paid to Acres upon completing the Final Acceptance Test, however, such payment will not be made until receipt of written notification from NVGCB that the purchased software modules have been approved for use at Mandalay Bay.

- Discretionary payment of $1,000,000.00 plus applicable taxes paid to Acres if Mr. Tony C. Alamo, Sr.Vice President, Operations is completely satisfied with the System, exercising his sole and absolute discretion.

         (b) Taxes. Customer is responsible for all sales, gaming, and other taxes or governmental fees associated with the purchase, installation, and operation of the System.

         (c) Promotional Allowance. Subject to applicable laws and regulations, so long as the System is in operation at the Casino Location and is functioning properly, for a period of forty-eight (48) months after Opening Day, Customer shall utilize and feature the Acres trademark XtraCredit(TM) (and associated bonusing trademarks where applicable) in all Customer slot club identification and slot club advertising in connection with the Casino Location.

4. ACRES RESPONSIBILITIES


         (a) Acres will provide all the hardware and software comprising the System and timely perform all functions necessary for the delivery, installation, training, and testing of the System well in advance of the Opening Day, so that the System can be effectively operated by Customer's personnel by February 15, 1999, provided that Customer has installed the Games, provided access to the casino floor, and adequate electric power for computer operation, for at least five weeks prior thereto.

         (b) Acres will fully submit all software modules and System Hardware for Gaming approval by December 1, 1998 if such approval is required. Field trial approval must occur by January 1, 1999, unless delayed through no fault of Acres.

         (c) Acres will timely supply all Game manufacturers designated by Customer on Exhibit F with all System information and Game Hardware Kits they require to equip the Games to be compliant with System requirements.

5. CUSTOMER RESPONSIBILITIES

         (a) Customer will use its best efforts to support Acres in interfacing and coordinating with the NVGCB and Customer's suppliers, organizations, and contractors who may affect Acres' ability to perform under this Agreement.

6. INSTALLATION AND ACCEPTANCE TESTING

         (a) Installation. Acres shall arrange for delivery of the System components to the Casino Location or the Games manufacturers as necessary. At no additional charge to Customer, Acres shall deliver, install and supervise installation of the System in good working order, including testing and verifying that all components of the System have been successfully installed. Customer and Acres shall cooperate fully with such delivery and installation.

         (b) Acceptance Testing. Acceptance testing of the Acres Supplied Products will be performed at the Casino Location. Acres Supplied Products will be deemed accepted when they have successfully satisfied the acceptance criteria in accordance with the procedures defined in the Initial Acceptance Test set forth in Exhibit A and the Final Acceptance Test set forth in

Exhibit B and are otherwise of good and merchantable quality and fit for Customer's needs. Acceptance testing will be performed utilizing the actual hardware system to be used with the software system. Acres shall supply Customer and Customer shall be entitled to modify the Acceptance Testing criteria. Acceptance Testing criteria is attached hereto with Exhibits A and B.

7. ACRES INTELLECTUAL PROPERTY RIGHTS

         Customer acknowledges that the computer programs, system protocols, system documentation manuals, and trademarks supplied by Acres to Customer are the property of Acres, but Customer shall have a license, which is hereby granted by Acres, to use the computer programs, system protocols, system documentation manuals and Acres trademark in connection with its use of the System.

8. SOURCE CODE ESCROW

         Acres shall place the Acres Software source code in escrow for Customer's use in accordance with the Source Code Escrow Agreement attached as Exhibit C.

9. WARRANTY

         (a) Hardware. All Acres supplied equipment is warranted against defects in workmanship and materials, will comply with Acres representations and the attached Exhibit D, will be of good and merchantable quality and fit for Customer's needs under normal use and service for a period of twelve (12) months from the later of the date of installation in good working order or Opening Day. This warranty is contingent upon proper use in the application for which the equipment was intended and is not applicable to equipment which has been modified without Acres' written approval, or which has been subjected to unusual physical or electrical stress, or on which the original identification marks have been removed or altered. This warranty will not apply if adjustment, repair, or parts replacement is required because of accident, neglect, misuse, failure of electrical power, air conditioning, humidity control, transportation, or causes other than ordinary use.

         (b) Software. All Acres software will be of good and merchantable quality and fit for Customer's needs under normal use and service, and will comply with Acres representations and the attached Exhibit D. For twelve (12) months from the later of the date of installation in good working order or Opening Day, Acres will design, code, checkout, document and deliver promptly any amendments or alterations to the software that may be required pursuant to the warranty. This warranty is contingent upon Customer giving Acres written notice in accordance with Acres prescribed reporting procedures, within the twelve (12) month period.

         (c) System Features. A condition of this Agreement shall be that the System as installed by Acres will not be capable of displaying Bonus amounts in excess of $100,000 and will only display pre-programmed bonus amounts which will range between the parameters established by Customer but not in excess of $15,000, unless any increase above the $15,000 limit is initiated and approved by two independent departments, using assigned passwords and other security measures and no Bonus will display outside of its Bonus group. The Bonus feature will not be designed or installed in such a manner as to allow the display of bonus and/or pay-out information while the System is malfunctioning or a Game to which it is installed is exhibiting a coin-in or Jackpot/win signal malfunction. Acres covenants that the only Game malfunctions which could affect the Bonus feature are the coin-in and Jackpot/win signals. The System will not be capable of sending any data/information, etc. to a Game, whether the System is functioning properly or malfunctioning, which will change the Game outcome or display erroneous pay-out information.

         (d) No Other Warranties. Except for the express warranties stated in
(a), (b) and (c) above, Acres disclaims all warranties with regard to the Acres products sold under this Agreement.

10. PERFORMANCE PENALTIES

         (a) Functional Performance. If Customer elects not to terminate this Agreement for default, for each software module that fails to meet the Initial Acceptance Test by February 15, 1999, Customer may assess a penalty, payable by Acres and solely to compensate Customer for inconvenience as a result of a delay in delivery, equal to two percent (2%) of the software module license fee as set forth in Article 2 and a five percent (5%) penalty for each thirty day period thereafter. If only certain Games for a particular software module fail the Initial Acceptance Test, then Customer may only assess penalties of this paragraph on a pro rata basis based on the number of failing Games, but penalties will not be assessed for Games which fail for reasons attributable to the manufacturer's or Customer's fault. In no event, shall the penalties assessed under this paragraph 10 exceed twenty-five (25%) of a software module license fee, if the software module ultimately passes the Initial Acceptance Test.

         (b) If Customer elects not to terminate this Agreement for default, for each software module that fails to meet the Final Acceptance Test by March 1, 1999 excluding item 1, Customer may assess a penalty, payable by Acres and solely to compensate Customer for inconvenience as a result of a delay in delivery, equal to two percent (2%) of the software module license fee as set forth in Article 2 and a five percent (5%) penalty for each thirty day period thereafter. If only certain Games for a particular software module fail the Final Acceptance Test, then Customer may only assess penalties of this paragraph on a pro rata basis based on the number of failing Games but penalties will not be assessed for Games which fail for reasons attributable to the manufacturer's or Customer's fault. In no event, shall the penalties assessed under this paragraph 10 exceed twenty-five (25%) of a software module license fee, if the software module ultimately passes the Final Acceptance Test.


         (c) Gaming Approval. For each software module remaining unapproved for use at Mandalay Bay, but that has received approval in accordance with paragraph 4(b), by NVGCB within a reasonable field trial period following Opening Day, Customer may assess a penalty, payable by Acres, equal to two percent (2%) of the license fee as set forth in Article 2 for the unapproved software module and a five percent (5%) penalty for each month thereafter that the subject module has not been approved by NVGCB for use at Mandalay Bay. In no event, shall the penalties assessed under this paragraph 10 exceed twenty-five percent (25%) of a software module license fee, if the software module ultimately receives NVGCB approval. Acres shall not be liable, and no penalties may be assessed by Customer, for delay resulting from causes outside the control of Acres, including, but not limited to, changes to applicable gaming laws and regulations or delays in NVGCB final approval due to NVGCB staff capacity.

         Customer shall use its best efforts to assist and cooperate with Acres, NVGCB, and Customer's vendors.

11. SUPPLEMENTAL REMEDIES

         In the event that any of Acres' hardware or software modules are not suitable for use at the Casino Location, not timely delivered, installed or tested, or other act of Acres is likely to result in the System not being ready by Opening Day, in addition to all other rights and remedies available to Customer, in this Agreement, or at law or equity, at Customer's election, Customer shall retain all hardware and software supplied by Acres and/or Acres shall be solely responsible for procuring and providing suitable alternative hardware or software modules, including but not limited to, obtaining all required approvals, consents, licenses, etc. to enable Customer to operate a different system at the Casino Location by Opening Day.

12. LIMITATION OF LIABILITY

         In no event shall Acres' liability for Customer's damages exceed $10,247,000.

13. TITLE AND SECURITY INTEREST

         Title to the System shall vest in Customer upon delivery of the System and components therefor to the Casino Location. Customer shall keep the System in good order and repair until the purchase price has been paid in full and shall promptly pay all taxes and assessments based upon the purchase or use of the System excluding taxes on Acres' income. Acres shall retain a security interest in the System until all monies due hereunder are paid in full. Customer shall execute, upon request of Acres, financing statements deemed necessary or desirable by Acres to perfect its security interest in the System, but such security interests shall be subordinate to Customer's entitlement to the software modules and hardware should Acres default. Customer authorizes Acres to file a copy of this security agreement or a financing statement in order to perfect Acres' security interest. A financing statement may be filed without Customer's signature on the basis of this security agreement where allowed by law.

14. INDEMNITY

         (a) Acres at its own expense will defend, indemnify and hold Customer harmless in any action brought against Customer to the extent that it is based on a claim that the System used within the scope of this Agreement infringes any patents, copyrights, license or other property right, provided that Acres is promptly notified in writing of such claim. Acres shall have the right to control the defense of all such claims, lawsuits and other proceedings. In no event shall Customer settle any such claim, lawsuit or proceeding without Acres' prior written approval.

         (b) If, as a result of any claim of infringement against any patent, copyright, license or other property right, Acres or Customer are enjoined from using the System, or if Acres believes that the System is likely to become the subject of a claim of infringement, Acres at its option and expense may procure the right for Customer to continue to use the System, or replace or modify the System with components of equal quality and function so as to make it non-infringing. The foregoing Subsections (a) and (b) state the entire liability of Acres with respect to infringement of any license, property rights, copyrights or patents by the System or any parts thereof.


         (c) Acres shall not be liable for any infringement or claim based upon use of the System in combination with other equipment not contemplated by this Agreement or with software not supplied by Acres or with modifications made by Customer.

         (d) Acres will defend, indemnify and hold Customer harmless from and against any claims, demands, liability or judgements resulting from a malfunction of the System, hardware or software because of design or manufacturing defects or otherwise attributable to Acres' acts or omissions. Customer will defend, indemnify and hold Acres harmless from and against any claims, demands, liability or judgements resulting from Customer's breach of this Agreement, negligence in operation of the System, hardware or software or otherwise attributable to Customer's acts or omissions.

15. GENERAL PROVISIONS

         (a) Force Majeure. Neither party shall be responsible for any failure to perform or delay in performing any of its obligations hereunder where and to the extent that such failure or delay results from force majeure causes.

         (b) Attorneys' Fees. If either party brings any legal action or other proceeding for breach of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees and costs.

         (c) Divisibility. If any provision of this Agreement is found to be prohibited by law and invalid, or for any other reason if any provision is held to be unenforceable, in whole or in part, such provision shall be ineffective to the extent of the prohibition or unenforceability without invalidating or having any other adverse effect upon any other provision of this Agreement.

         (d) Licensing. Acres warrants that it holds all requisite licenses, permits and/or approvals required for it to perform all of its obligations hereunder and shall comply with all applicable codes, laws, ordinances, approvals, rules and regulations.

         (e) Entire Agreement. This Agreement, including the documents and the instruments referred to herein, constitutes the entire agreement between the parties relating to its subject matter and supersedes all prior or contemporaneous negotiations or agreements, whether oral or written, relating to the subject matter hereof. No extension, modification or amendment of this Agreement shall be binding upon a party unless such extension, modification or amendment is set forth in a written instrument, which is executed and delivered on behalf of such party.

The parties hereto have duly executed this Agreement as of the date first written above.

AGI DISTRIBUTION, INC.                      MANDALAY CORP.

By: ___________________________             By: ______________________________

Title: ________________________             Title: ___________________________

Date: _________________________             Date: ____________________________

                                    EXHIBIT A
                             INITIAL ACCEPTANCE TEST

The Initial Acceptance Test will confirm all slot system network operations and connectivity to each gaming machine to be part of the opening configuration of the casino. Acres will commence Initial Acceptance Testing by January 2, 1999, or on the first date thereafter that Customer's facilities are suitable for testing.

Passing each test as set forth in the following testing program after the System is installed in its entirety (exclusive of Game Hardware Kits for Games not yet installed on the Casino Location floor) shall constitute satisfaction of the Initial Acceptance Test.

Prerequisites for the Test are as follows:
a. At least 30% of the slot machines are installed and configured on the Casino Location floor and are connected to the System.
b. At least 30% of the bank controllers are installed on the Casino Location floor and connected to the System.
c. The slot system database server, translator, concentrator, configuration work station and at least two bonus servers are operating at the Casino Location. Depending upon the availability and access to the computer room this equipment may be installed at a temporary location.
d. At least 30% of the fill jackpot terminals are installed and operating on the Casino Location floor. Depending upon the availability and access to change booths this equipment may be installed in a temporary location.
e. At least 10% of the overhead meters and displays are installed on the Casino Location floor and connected to the System.
f.       Compliance with all representations and requirements.

The tests to be conducted will cover operation aspects of the gaming machines and System and will indicate the functional performance of the System. Testing will be structured in such a way that proper operation of the System and its components can be observed and verified, as follows:

1.       Initial Game Connection Test
         The purpose of these tests is to ensure that the System can communicate with each game type and that accounting and event data is properly transmitted through the System. The tests and expected results are as follows:

         a.       On-line test
                  Each game type will be configured on the slot system and then "brought on line". On-line status will be confirmed by displaying the player tracking normal "attract" message.

         b.       Event Test

                  A standard event sequence test will be performed at the slot machine to confirm proper detection and reporting of the following events:
                  -Unauthorized Main Door open/close
                  -Authorized Main Door open/close
                  -Unauthorized Drop Door open/close
                  -Authorized Drop Door open/close
                  -Unauthorized Bill Stacker Door open/close
                  -Authorized Bill Stacker Door open/close
                  -Power on/off
                  -Card in/out

         c.       Machine Accounting Data Test
                  A standard accounting meter test will be performed whereby machine meters are read and verified against the System collected meters. The test will include inserting coins and bills, playing games, collecting money and the payment of bonus prizes to the game.

                  Meter reconciliation will be performed for Coin In, Coin Out, Bill In, True Coin In, True Coin Out, Coin to Drop, Games played, Bonuses In, Handpays and Jackpot.

2.       Bonus Configuration and Operation
         Once games have passed the initial connection tests the testing will enter the Bonus Configuration and operation phase. Bonus configuration will be set up to emulate the actual operational parameters and controlled testing will confirm the proper operation of each game type during bonusing, including:
         -accurate pool incrementation
         -receipt of bonus payments
         -receipt of celebration payments
         -handpay lock up conditions

         Bonus configurations will also be changed during the test to simulate actual operational circumstances such as adding machines, retiring machines, changing pool increment rates, changing pool values.

         The bonusing tests will also confirm proper operation of overhead displays and sound systems associated with the bonus configurations.

3.       Fill/Jackpot System Tests

         Fill/Jackpots are an important element of the slot floor operation. Testing will be conducted to confirm proper operation of the fill/jackpot system including:
         -fills
         -handpay jackpots
         -cancel credits
         -short pays
         -supervisor overrides
         -voids
         -manual entry

         The expected results of this testing phase are proper operation of the fill/jakpot terminal, accurate fill/jackpot slips, reconciliation with system held transactions and proper entry and auditability of manual transactions.

4.       System Accounting and Reporting
         The System accounting and reporting tests will be conducted by simulating a number of casino trading days and verifying proper and accurate recording of transactions and reports.

         The test will include:
         -coin drop
         -note drop
         -meter reconciliations and adjustments
         -report production
         -variance reporting
         -work order production and tracking
         -machine moves-including retirement/addition/configuration changes

The Initial Acceptance Test shall be completed by February 15, 1999.

                                    EXHIBIT B
                              FINAL ACCEPTANCE TEST

The System will be deemed to have completed the Final Acceptance Test when the following conditions are met:

1. Written notification from NVGCB that the System has successfully completed the trial period and is approved for use at Mandalay Bay.

2. The System is fully installed, of good and merchantable quality, fit for Location's needs and operates substantially in compliance with Acres' representations and the operational and Functional Requirements

3. The Casino Location staff are sufficiently proficient in using the System, including functions such as:

               --end of day posting
               --accounting reports production
               --adjustments
               --graphical view system operation
               --machine movement and reconfiguration
               --configuration of bonus software parameters

Final Acceptance Test steps 2 and 3 will be completed by March 1, 1999.

                                    EXHIBIT C
                          SOURCE CODE ESCROW AGREEMENT

         This Escrow Agreement, effective__________, 1998, is entered into by and among AGI Distribution, Inc., dba Acres Gaming, having a place of business at 815 NW 9th Street, Corvallis, OR 97330 ("Acres") and Mandalay Corp., dba Mandalay Bay Resort & Casino, having a place of business at 3950 Las Vegas Boulevard South, Las Vegas, Nevada 89193-6778 ("Customer") and __________________________having its principal place of business at
__________________________________________________("Escrow Agent").

                      The parties agree as follows:

                  1. Deposit. Within five (5) business days of the acceptance of this Agreement and five (5) business days following completion of the Initial Acceptance Test and five (5) business days following final NVGCB approval, Acres shall deposit with the Escrow Agent in CD ROM form the following; 1) a fully compilable copy of the Source Code; 2) a fully compiled program; 3) name, version number and copy of the software used to compile Source Code; and 4) a hardcopy listing of all programs on the CD ROM.

         Acres will also deposit the materials described above within five (5) days of completion of System modifications and/or version changes. Customer may require supplemental escrow deposits when it determines that sufficient modifications have been made so as to make the escrow contents obsolete.

                  2. Fees. Customer shall be responsible for any and all fees due and payable to Escrow Agent for Escrow Agent's performance of duties under this Agreement.

                  3. Term. This Escrow Agreement shall remain in effect for five
(5) years or until the parties agree to a mutual termination. Termination of this Escrow Agreement is automatic upon delivery of the deposited Source Code to Customer in accordance with this Agreement.

                  4. Default. A default by Acres shall be deemed to have occurred under this Escrow Agreement upon receipt by the Escrow Agent and Acres of an affidavit executed by a responsible officer of Customer stating any of the following:

                  (a) Acres has availed itself of, or been subjected by any third party, to a Chapter 7 or 11 proceeding in bankruptcy in which Acres is the named debtor and such proceeding has not been terminated without prejudice to Customer's rights or interest under the Agreement within (30) thirty days; or

                  (b) Acres has ceased its on-going business operations or support of the Acres Software; or

                  (c) Acres has defaulted in any material obligation to Customer.

                  5. Notice of Default. Customer shall give written notice of a default to Escrow Agent and Acres and within five (5) business days following such notice Escrow Agent shall deliver to Customer in accordance with Customer's instructions the entire Source Code with respect to the Acres Software then being held by Escrow Agent.

                  6. Liability. Escrow Agent shall not, by reason of its execution of this Escrow Agreement, assume any responsibility or liability for any transaction between Acres and Customer, other than the performance of its obligations as Escrow Agent, with respect to the Source Code held by it in accordance with this Escrow Agreement.

                  7. Confidentiality. Except as provided in this Escrow Agreement, Escrow Agent agrees that it shall not divulge or disclose or otherwise make available to any third person whatsoever, or make any use whatsoever, of the Source Code without the express written consent of either party.

                  8. Address. All notices or other communications required or contemplated herein shall be in writing, sent by certified mail, return receipt requested, addressed to the other party at the address indicated below or as same may be changed from time to time by notice similarly given.

           If to Acres:      Acres Gaming Incorporated
                             815 NW 9th Street
                             Corvallis, OR  97330
                             Attention: Vice President and Corporate Counsel

           If to Customer:   Mandalay Bay Resort & Casino
                             3950 Las Vegas Boulevard South
                             Las Vegas, NV  89193-6778
                             Attention: Controller

           If to Escrow Agent:      __________________

                                    __________________

                  9. Assignment. Neither this Escrow Agreement, nor any rights, liabilities or obligations hereunder may be assigned by Escrow Agent without the prior written consent of Customer and Acres.

                  10. No Access. Except with the prior written consent of Customer, Acres shall not be permitted access to or have the ability to withdraw any escrowed Source Code.

                  11. Customer Audit Rights. Customer shall have the right to audit the Source Code from time to time to verify Source Code has been deposited in compliance with this Agreement. Acres shall have the right to observe Customer's audit.

                  12. Exploitation. Customer shall have the unrestricted right to use, modify, change, alter and exploit the Source Code, which it is permitted to access in accordance with this Agreement. All such rights to the Source Code are limited to its intended use at Mandalay Bay Resort & Casino.

                  IN WITNESS WHEREOF, the parties have executed this Escrow Agreement as of the day and year set forth above.

               ESCROW AGENT         By:_____________________________

               CUSTOMER             By:_____________________________

               ACRES                By: ____________________________

                                   SCHEDULE A
                           SOURCE CODE TO BE ESCROWED


        Accounting Subsystem
                      Accounting Module
                      Jackpot/Fill Module
                      Translator
                      Concentrator
                      Bank Controller
                      In-Machine Communications

        Mapping & Analysis

        Player Tracking Interface

        Paging

        Bonus Modules

                                    EXHIBIT D
                      FUNCTIONAL REQUIREMENTS SPECIFICATION



         CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC

                                    EXHIBIT E
                                CUSTOMER HARDWARE

- IBM 4695 POS terminals with Integrated Touchscreen (estimated quantity:15)

-        Epson TM-U200 ticket printers (estimated quantity: 12)

-        Dot Matrix printers for W2G and 1024S forms (estimated quantity: 25)

-        Laser report printers

-        PC Workstations

- Network Hubs and wiring required to connect Bank Controllers to the Concentrator

                                    EXHIBIT F

                        DESIGNATION OF GAME MANUFACTURERS

The Game manufacturers Customer designated below are to be supplied by Acres with all information and equipment they require to equip their Game(s) to be compliant with System requirements:

     1.      International Game Technology (IGT)
     2.      WMS Gaming, Inc.
     3.      Alliance Gaming Corporation (Bally Gaming)
     4.      Casino Data Systems (CDS)
     5.      Sigma Games
     6.      Silicon Gaming, Inc.